Exhibit 6

November 26, 2025

Bogotá D.C.

Republic of Colombia

Ministry of Finance and Public Credit

Carrera 8, No. 6C-38, Piso 1

Bogotá D.C., Colombia

Ladies and Gentlemen:

In my capacity as Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia (the “Republic”), and in connection with the Republic’s offering, pursuant to its registration statement under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), filed by the Republic with the United States Securities and Exchange Commission (the “Commission”) under Registration No. 333-284683 (the “Registration Statement”), €500,000,000 aggregate principal amount of 4.500% Global Bonds due 2030, €700,000,000 aggregate principal amount of 5.750% Global Bonds due 2034 and €800,000,000 aggregate principal amount of 6.500% Global Bonds due 2038 (collectively, the “Securities”), I have reviewed the following documents:

(i)

the Registration Statement and the related Prospectus dated March 13, 2025 included in the Registration Statement most recently filed with the Commission, as supplemented by the Prospectus Supplements dated November 20, 2025 relating to the Securities, as filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act;

(ii)

an executed copy of the Indenture, dated January 28, 2015, between the Republic and The Bank of New York Mellon, as amended and supplemented by the Supplemental Indenture thereto, dated as of September 8, 2015, and as further amended and supplemented from time to time (as amended and supplemented, the “Indenture”);

(iii)	the global Securities dated November 26, 2025, in the aggregate principal amount of €500,000,000, €700,000,000 and €800,000,000 executed by the Republic;

(iv)	an executed copy of the Authorization Certificate dated November 26, 2025, pursuant to which the terms of the Securities were established;

(v)	all relevant provisions of the Constitution of the Republic and the following acts, laws and decrees of the Republic, under which the issuance of the Securities has been authorized:

(a)

The relevant portions of Law 80 of October 28, 1993 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(b)	Article 16 of Law 185 of January 27, 1995 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(c)	Article 13 of Law 533 of November 11, 1999 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(d)	Law 781 of December 20, 2002 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-109215 and incorporated herein by reference);

(e)

Law 1366 of December 21, 2009 (a translation of which has been filed as part of Exhibit 3 to Amendment No. 2 to the Republic’s Annual Report on Form 18-K for the fiscal year ended December 31, 2008 and incorporated herein by reference);

(f)

Law 1624 of April 29, 2013 (a translation of which has been filed as part of Exhibit 3 to Amendment No. 1 to the Republic’s Annual Report on Form 18-K for the fiscal year ended December 31, 2012 and incorporated herein by reference);

(g)

Decree No 1068 of May 26, 2015 (a summary of the material portion of which has been filed as part of Exhibit 3 of Amendment No. 1 to the Republic’s Annual Report on Form 18-K for the fiscal year ended December 31, 2014 and incorporated herein by reference);

(h)

Law 1771 of December 30, 2015 (a translation of which has been filed as Exhibit A to Exhibit 3 to Amendment No. 2 to the Republic’s Annual Report From 18-K for the fiscal year ended December 31, 2014 and incorporated herein by reference);

(i)

Law 2073 of December 31, 2020 (a translation of which has been filed as part of Exhibit 4 to Amendment No. 1 to the Republic’s Report on Form 18-K for the fiscal year ended December 31, 2019 and incorporated herein by reference); and

(j)

Law 2382 of July 16, 2024 (a translation of which has been filed as part of Exhibit 4 to Amendment No. 1 to the Republic’s Report on Form 18-K for the fiscal year ended December 31, 2023 and incorporated herein by reference);

2

(vi)	the following additional actions under which the issuance of the Securities has been authorized:

(a)

CONPES Document No. 4154 DNP, MINHACIENDA, dated July 23, 2025 (a translation of which has been filed as part of Exhibit 6 to Amendment No. 1 to the Republic’s Report on Form 18-K for the fiscal year ended December 31, 2024 and incorporated herein by reference);

(b)	CONPES Document No. 4163 DNP, MINHACIENDA, dated October 14, 2025 (a translation of which is attached as Exhibit A hereto);

(c)

Authorization by Act of the Interparliamentary Commission of Public Credit (Comisión Interparlamentaria de Crédito Público) adopted in its meetings held on October 28, 2025, November 4, 2025, and November 7, 2025 (a translation of which is attached as Exhibit B hereto); and

(d)	Resolution No. 2922 of November 14, 2025, of the Ministry of Finance and Public Credit (a translation of which is attached as Exhibit C hereto).

It is my opinion that under and with respect to the present laws of the Republic, the Securities have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Indenture, constitute valid and legally binding obligations of the Republic.

I hereby consent to the filing of this opinion as an exhibit to the Republic’s Amendment No. 2 to its Annual Report on Form 18-K for its fiscal year ended December 31, 2024 and to the use of the name of the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic under the caption “Validity of the Securities” in the Prospectuses and under the heading “General Information—Validity of the Bonds” in the Prospectus Supplements referred to above. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

3

No opinion is expressed as to any law of any jurisdiction other than Colombia. With respect to the opinion set forth above, my opinion is limited to the laws of Colombia. In particular, to the extent that New York State or United States Federal law is relevant to the opinions expressed above, I have relied, without making any independent investigation, on the opinion of Arnold & Porter Kaye Scholer LLP, filed as an exhibit to Amendment No. 2 to the Republic’s Annual Report on Form 18-K for its fiscal year ended December 31, 2024. This opinion is specific as to the transactions and the documents referred to herein and is based upon the law as of the date hereof. My opinion is limited to that expressly set forth herein, and I express no opinions by implication.

Very truly yours,

/s/ Lady Nathalie Gómez Acosta
Lady Nathalie Gómez Acosta
Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia

4

Exhibit A

CONPES

Document                       4163

NATIONAL ECONOMIC AND SOCIAL POLICY COUNCIL

REPUBLIC OF COLOMBIA

NATIONAL PLANNING DEPARTMENT

FAVORABLE OPINION, FOR THE NATION TO ENGAGE

IN FOREIGN PUBLIC DEBT TRANSACTIONS, SUCH AS TRANSACTIONS IN FOREIGN CAPITAL MARKETS

AND/OR FOREIGN LOANS THROUGH COMMERCIAL BANKS,

TO PRE-FINANCE, OR FINANCE, 2026 BUDGET ALLOCATIONS

FOR UP TO US$ 4 BILLION, OR ITS EQUIVALENT IN ANOTHER CURRENCY

Planning Department

Ministry of Finance and Public Credit

Approved Version

Bogotá, D.C., October 14, 2025

CONPES

ECONOMIC AND SOCIAL POLICY NATIONAL COUNCIL

Gustavo Francisco Petro Urrego

President of the Republic

Francia Elena Marquez Mina

Vice-President of the Republic

Armando Benedetti Jimeno	Rosa Yolanda Villavicencio Mapy
Minister of the Interior	Minister of Foreign Affairs

Germán Ávila Plaza	Luis Eduardo Montealegre
Minister of Finance and Public Credit	Minister of Justice and Law

Pedro Arnulfo Sánchez Suárez	Martha Viviana Carvajalino Villegas
Minister of Defense	Minister of Agriculture & Rural Development

Guillermo Alfonso Jaramillo Martinez Minister of Health & Social Welfare	Antonio Sanguino Páez Minister of Labor

Edwin Palma Egea	Diana Marcela Morales Rojas
Minister of Mines and Energy	Minister of Commerce, Industry& Tourism

José Daniel Rojas Medellín	Irene Velez
Minister of Education	Minister of Environment &Sustainable Development

Helga María Rivas Ardila	Gloria Patricia Perdomo Rangel
Minister of Housing, City & Territory	Minister of IT & Communications

María Fernanda Rojas Mantilla	Yannai Kadamani Fonrodona
Minister of Transport	Minister of Culture, Arts and Knowledge

Patricia Duque Cruz	Angela Yesenia Olaya Requene
Minister of Sports	Minister of Science, Technology & Innovation

Juan Carlos Florián Silva
Minister of Equality and Equity

Natalia Irene Molina Posso

Director General, Planning Department

Nicolás Rincón Munar	Rubin Ariel Huffington Rodríguez
Deputy Director General	Deputy Director General
Prospective and Development	General Royalties System

Natalia Irene Molina Posso	Rubin Ariel Huffington Rodríguez
Deputy Director General	Deputy Director General Decentralization
Investments, Monitoring	& Territorial Development
and Evaluation

Executive Summary

In accordance with Article 41, Paragraph 2, Law 80 of 19931 and Book 2, Part 2 of Decree 1068 of 20152, amended by Decree 1575 of 20223, the present document submits to the consideration of CONPES—the National Economic and Social Policy Council—and seeks a favorable opinion for the Nation to engage in transactions such as transactions in foreign capital markets, and/or foreign loans through commercial banks, to pre-finance, or finance, 2026 Budget Allocations for up to US$ 4 Billion, or its equivalent in another currency.

The foregoing is intended to provide flexibility and room to maneuver in order to: (i) carry out financing and/or pre-financing operations that will ensure the availability of necessary cash resources for the 2026 fiscal year; (ii) have timely access to international capital markets; (iii) diversify investor base and financing sources; and (iv) meet the strategic objective of building liquid and efficient yield curves.

It is crucial for the Nation to have flexibility and the necessary resources to finance and/or pre-finance budget allocations and meet 2026 amortization and interest payments, in a changing international context with potential risks.

Rating H63.

Key Words: Foreign Bonds, Commercial Banks, Financing, Issuance, National Debt, Debt Service.

[1]	Establishing the Public Administration’s General Procurement Statutes.
[2]	Issued the Single Regulatory Decree of the Finance and Public Credit Sector.
[3]

Amending Title 1, Part 2, Book 2 of Decree 1068 of 2015 “Single Regulatory Decree of the Treasury and Public Credit Sector” with regard to public credit and similar transactions, debt management and related transactions.

TABLE OF CONTENT

1.	INTRODUCTION	9
2.	BACKGROUND	10
2.1.	CONPES 4154 Document	10
2.1.1.	Issuance of 2028 Global Bond, 2032 Global Bond and 2036 Global Bond	10
2.2.	CONPES 4134 Document	10
2.2.1.	Issuance of 2036 Global Bond and 2054 Global Bond	11
2.2.2.	Issuance of 2030 Global Bond and 2035 Global Bond	11
2.3.	CONPES 3262 Document	11
2.3.1.	2004 Syndicated Loan	11
3.	JUSTIFICATION: FINANCING NEEDS	12
4.	MARKET CONTEXT	14
4.1	Global Macroeconomic Performance	14
4.2	United States	15
4.2.1.	Monetary Policy and Interest Rates	15
4.2.2.	Fiscal Policy	17
4.3	Euro Zone	17
4.3.1	Money Policy and Interest Rates	17
4.3.2	Economic and Fiscal Policy	18
4.4	Colombia	19
4.4.1	Macroeconomic Performance	19
4.4.2	Monetary Policy	19
4.4.3	Fiscal Policy	20
4.4.4	Risk Perception	21
4.4.5	Credit Rating	22
4.4.6	Financing Levels	22
4.4.7	Issuance Strategy	24
4.4.8.	Thematic Bonds	25
4.4.9.	Other Financing Sources	27
5.	OBJECTIVES	27
6.	RECOMMENDATIONS	28
	BIBLIOGRAPHY	29

CHARTS

Chart 1	IMF - Changing World Growth Expectations	13
Chart 2	US Treasury and Federal Reserve Rates	14
Chart 3	5-Year Forecast for United States Treasury Bonds	15
Chart 4	Forecast for 10-Year United States Treasury Bonds	16
Chart 5	Behavior of the 6M Euribor and the 10-year German Benchmark Bond	17
Chart 6	Monetary Policy Interest Rates	19
Chart 7	Inflation	19
Chart 8	EMBI+ Behavior	20
Chart 9	Benchmark dollar bonds and spread over 5-year treasuries	21
Chart 10	Benchmark dollar bonds and spread over 10-year treasuries	22
Chart 11	Evolution of the US dollar yield curve—2023-2025	22
Chart 12	2025 EUR Yield Rates	23

TABLES

Table 1	General Conditions of the 2004 Syndicated Loan	11
Table 2	Sources and Use of 2026 GNC	11
Table 3	Available Foreign Borrowing Quota as of September 22, 2025	12
Table 4	Colombia’s Ratings	21
Table 5	Green TES Auction	24
Table 6	Issuance of Social Bonds	24

ACRONYMS AND ABBREVIATIONS

BPS	BASIS POINTS
CONPES	NATIONAL COUNCIL FOR ECONOMIC AND SOCIAL POLICY
COP	COLOMBIAN PESOS
CPI	CONSUMER PRICE INDEX
DANE	NATIONAL ADMINISTRATIVE DEPARTMENT OF STATISTICS
ECB	EUROPEAN CENTRAL BANK
EMBI+	EMERGING MARKETS BOND INDEX
EURIBOR	EUROPEAN INTERBANK OFFERED RATE
FED	FEDERAL RESERVE
FOMC	FEDERAL OPEN MARKET COMMITTEE
GDP	GROSS DOMESTIC PRODUCT
GNC	CENTRAL GOVERNMENT
IMF	INTERNATIONAL MONETARY FUND
P.P.	PERCENTAGE POINTS
S&P	STANDARD & POOR’S GLOBAL RATINGS
TES	TREASURY BONDS
USD	US DOLLARS

1.	INTRODUCTION

This document submits to the consideration of the National Council for Economic and Social Policy (CONPES) a favorable opinion for the Nation to engage in transactions related to external public, such as transactions in foreign capital markets, and/or foreign loans through commercial banks, to pre-finance, or finance, 2026 Budget Allocations for up to US$ 4 Billion, or its equivalent in another currency. The above, in accordance with the provisions of Paragraph 2, Article 414 of Law 80 of 19935 and Part 2, Book 2 of Decree 1068 of 20156, amended by Decree 1575 of 2022.7

Thus, by having the necessary authorizations to access various financing sources the Nation is empowered to (i) finance and/or pre-finance the needs for fiscal year 2026; (ii) achieve timely access to international markets; (iii) diversify investor base and financing sources; and (iv) fulfill the strategic objective of building liquid and efficient yield curves.

This document is divided into six sections, including the introduction. The second section contains a background, with information related to the nation’s bond issuances and the most recent foreign loan from commercial banks. The third section justifies the need for financing and/or pre-financing for the 2026 fiscal year. The fourth section presents the market context; in particular the performance of the US, Eurozone, and Japanese economies, as well as the Colombian economy. The fifth section presents the objectives to be achieved with this document, and finally, the sixth section submits recommendations to CONPES.

[4]	Article 41, Paragraph 2 provides:

Without prejudice to the provisions of special laws, for the purposes of this law public credit transactions are considered to be the transactions aiming to provide the entity with resources with a repayment term, including contracting of loans, issuance, subscription and placement of bonds and securities, supplier credits, and granting guarantees for payment obligations by state entities (Paragraph 2, Article 41, Law 80 of 1993).

Likewise, it also stipulates that:

For the management and execution of any foreign credit transactions, and similar transactions by State entities, and for domestic public credit transactions, and similar transactions by the Nation and its decentralized entities. In addition, to grant the Nation’s guarantee an authorization by the Ministry of Finance and Public Credit will be required, subject to a prior favorable opinion by the National Council for Economic and Social Policy (CONPES) and the National Planning Department (Paragraph 2, Article 41, Law 80 of 1993).

[…]

In any case, the Nation’s foreign public credit transactions, and transactions guaranteed by the Nation, with a term exceeding one year, shall require prior approval by the Interparliamentary Commission on Public Credit (Paragraph 2, Article 41, Law 80 of 1993).

[…]

The transactions referred to in this article to be executed abroad shall be subject to the jurisdiction agreed upon in the contracts (Paragraph 2, Article 41, Law 80 of 1993).

[5]	Through which the General Statute of Public Administration Contracting was issued.
[6]	Whereby the Single Regulatory Decree of the Treasury and Public Credit Sector was issued.
[7]

Whereby Title 1, Part 2, Book 2 of Decree 1068 of 2015 “Single Regulatory Decree of the Treasury and Public Credit Sector” was amended with regard to public credit transactions, debt management and related operations.

2.	BACKGROUND

2.1.	CONPES 4154 Document

Through CONPES Document 4154, “Favorable Opinion for the Nation to Engage in Transactions Operations Related to Foreign Public Credit to Finance and/or Pre-finance Budgetary Allocations for Fiscal Years 2025 and 2026 Up to the Sum of USD 10.1 billion, or its equivalent in other currencies” approved on July 23, 2025, the Nation received a favorable opinion from CONPES to engage in foreign public credit transactions to finance and/or pre-finance budgetary allocations for fiscal years 2025 and 2026 up to the sum of USD 10.1 billion, or its equivalent in other currencies, distributed as follows: USD 7.6 billion in international capital markets and USD 2.5 billion in commercial banks foreign loans.

Using this allocation, in September 2025 the Nation carried out a transaction in the international capital markets to finance and/or pre-finance budget allocations for fiscal years 2025 and 2026 totaling €3.385 billion, equivalent to USD 3.9808 billion, as detailed in Section 2.2.1. This left an authorized but unused allocation of USD 3.620 billion. Furthermore, as of September 30, 2025, the Nation had not executed any loans with commercial banks, leaving a USD 2.500 billion authorized but unused allocation.

In relation to the above, it should be mentioned that the amount authorized but not used by CONPES Document 4154 is insufficient to meet 2026 financing needs through foreign sources, given a recent update of sources and uses for the 2026 fiscal year. Therefore, authorizations are required to ensure obtaining the resources to meet 2026 financing needs.

2.1.1.	Issuance of 2028 Global Bond, 2032 Global Bond and 2036 Global Bond

On September 10, 2025, the Nation issued a global bond maturing in September 2028 for an amount of EUR 1.45 billion, equivalent to USD 1.705 billion, at a rate of 3.750% and a 3.750% coupon; and a global bond maturing in September 2032 for an amount of EUR 1.45 billion, equivalent to USD 1.705 billion, at a rate of 5.125% and a 5.000% coupon; and a global bond maturing February 2036 for an amount of EUR 1.2 billion, equivalent to USD 1.411 billion, at a rate of 5.750% and a 5.625% coupon.

Of the total amount issued, namely EUR 4.1 billion, equivalent to USD 4.821 billion, EUR 3.385 billion, equivalent to USD 3.980 billion were used to finance fiscal year 2025 and/or pre-finance fiscal year 2026 budget allocations; and EUR 715 million, equivalent to USD 841 million, were part of a debt management transaction, consisting of the partial replacement of the EUR-denominated global bond maturing in March 2026.

In accordance with the provisions of Article 2.2.1.1.2, Decree 1068 of 2015, as amended by Decree 1575 of 2022, public debt management transactions do not represent new financing nor do they affect the borrowing limit. Thus, after closing this transactions, there was an authorized but unused USD 3.620 billion limit, or its equivalent in other currencies, to be applied to foreign public credit transactions in international capital markets.

2.2.	CONPES 4134 DOCUMENT

Through CONPES Document 4134, “Favorable Opinion for the Nation to Engage in Transactions Related to Foreign Public Credit to Finance and/or Pre-finance Budgetary Appropriations for Fiscal Years 2024 and 2025 Up to the Sum of USD 6.8 billion, or its equivalent in other currencies,” approved on July 13, 2024, the Nation received a favorable opinion from CONPES to engage in foreign public credit transactions to finance and/or pre-finance budgetary appropriations for fiscal years 2024 and 2025 up to the sum of USD 6.8 billion, or its equivalent in other currencies.

[8]	The equivalent amount in USD was calculated using the USD to EUR exchange rate of September 19, 2025, the date of settlement of the transaction, namely: USD 1.17590 per EUR 1.

Using this allocation, the nation carried out two transactions in the international capital markets to: (i) finance budgetary needs for 2024 and pre-finance fiscal year 2025; and (ii) finance 2025 budgetary needs totaling USD 6.45 billion as detailed in sections 2.2.1 and 2.2.2; which left a USD 350 million authorized and unused quota.

2.2.1.	Issuance of 2036 Global Bond and 2054 Global Bond

On October 28, 2024, the Nation issued a global bond maturing in November 2036 for USD 2 billion, at a rate of 7.800% and a 7.750% coupon; and a global bond maturing in November 2054 for USD 1.64 billion at a rate of 8.500% and a 8.375% coupon. Of the total amount issued, USD 3.001 billion was used to finance budget allocations for fiscal year 2024 and pre-finance fiscal year 2025; the remaining USD 639 million was part of a debt management operation. The latter consisted of the partial replacement of USD 483 million of the global bond maturing in January 2026 and USD 156 million of the global bond maturing in April 2027.

In accordance with the provisions of Article 2.2.1.1.2 of Decree 1068 of 2015, as amended by Decree 1575 of 2022, public debt management transactions are not new financing, nor do they affect the borrowing limit. Thus, following the closing of the transaction, a USD 3.799 billion authorized and unused borrowing limit of, or its equivalent in other currencies, remained.

2.2.2. Issuance of 2030 Global Bond and 2035 Global Bond

On April 15, 2025, the Nation issued a global bond maturing in April 2030 for USD 1.9 billion at a rate of 7.500% and a 7.375% coupon and a global bond maturing in April 2035 for USD 1.9 billion at a rate of 8.750% and a 8.500% coupon. Of the total amount issued, USD 3.449 billion was used to finance budget appropriations for fiscal year 2025, and USD 351 million was part of a debt management operation consisting of the partial replacement of the global bond maturing in January 2026.

In accordance with the provisions of Article 2.2.1.1.2 of Decree 1068 of 2015, as amended by Decree 1575 of 2022, public debt management transactions are not new financing nor do they affect the borrowing limit. Following the closing of this transaction, there was a remaining authorized and unused borrowing limit of USD 350 million, or its equivalent in other currencies.

2.3.	CONPES 3262 DOCUMENT

Through CONPES Document 3262, Authorization for the Nation to obtain a foreign borrowing quota of up to USD 1.45 billion or its equivalent in other currencies, in order to finance the budget allocations for the 2004-2005 fiscal year, approved on January 9, 2004, the Nation received authorization to obtain a foreign borrowing quota of up to USD 1.45 billion, or its equivalent in other currencies; corresponding to USD 1.2 billion to issue bonds in the international capital markets and USD 250 million to engage in foreign loans. Resources were authorized to finance the budget allocations for the 2004-2005 fiscal year.

Using that quota, the Nation executed a syndicated loan with JP Morgan Chase and BNP Paribas for USD 250 million, and four transactions were carried out in the international capital markets until the total approved quota for bonds was exhausted.

2.3.1.	2004 Syndicated Loan

On May 25, 2004, the Nation entered into a syndicated loan for a term of 5 years with JP Morgan Chase acting as administrative agent and BNP Paribas as syndicating agent, for an amount of USD 250 million, intended to finance budget allocations for the 2004 and 2005 fiscal years. The terms of the loan are shown below in Table 1.

Table 1. General Conditions of the 2004 Syndicated Loan

Amortizations		Interest (a)
Month	Million USD	Period	Margin
End of Month 21	USD 31,250	Year 1	Libor + 2,75%
End of Month 27	USD 41,667	Year 2	Libor + 3.05%
End of Month 33	USD 41,667	Year 3	Libor + 3.05%
End of Month 39	USD 41,667	Year 4	Libor + 3.35%
End of Month 57	USD 41,667	Year 5	Libor + 3.35%
End of Month 60	USD 52,083

Source: DNP 2025, and Ministry of Finance 2004

Notes: (a) Interest is the sum of the Libor rate and the applicable margin.

3.	JUSTIFICATION: FINANCING NEEDS

The nation has maintained a proactive approach to finance budget allocations and secure the necessary resources to service foreign debt, as well as to implement debt management transactions that have improved debt profile, reduced foreign currency cash flow pressure, and enables identification of appropriate market opportunities. This has prevented the need to access financing in international capital markets during periods of high volatility, such as volatility experienced in late 2022, some months of 2023, during the 2024 US presidential elections, and in the first half of 2025 following the announcement of the US government’s new tariff policy.

Maintaining a proactive approach to securing financing is of paramount importance in the current market environment. The above is mainly due to: (i) the monetary policy stances of developed economies in response to high inflation, primarily in the United States, which consequently affect financing rates for emerging economies; (ii) the reduction in expectations for global economic growth, partly due to the implications of US tariff policies; (iii) the perception of risk toward emerging markets; and (iv) global geopolitical tensions resulting from the war between Russia and Ukraine, the conflict between Israel and the Gaza Strip, and tensions in the Middle East. Table 2 shows fund sources and use of funds by the central government for the 2026 fiscal year.

Table 2. Sources and Use of 2026 GNC(a)

Sources	Million USD	Billion COP	Use	Million USD	Billion COP
		176,493			1765,493
Disbursements		142,976	Deficit to finance		119,628
Foreign	13,096	57,726	Of which
Bonds	9,000	39,671	Domestic interests		57,756
Multilateral	2,596	11,443	Foreign interests	5,697	23,894
Commercial &	1,500	6,612
others
Domestic		85,520	Amortizations		25,273
			Foreign	3,919	17,273
Treasury transactions		217	Domestic		8,000
Other Resources		8,542	Payment of		1,750
			obligations (sentence,
			health, others
Initially available	1,950	24,757	Final availability	2,053	29,842

Source: DNP 2025 and Ministry of Finance 2025a

Note: (a) The information shown in the table corresponds to the most up-to-date version of sources and uses of the GNC for 2026, and therefore differs from the equivalent information presented in CONPES Document 4154, approved in July 2025, supported by the 2025 Medium-Term Fiscal Framework

For 2026, total external debt amortization amounts to approximately USD 3.919 billion, while foreign interest payments are projected at approximately USD 5.697 billion, for a total debt service of USD 9.616 billion by 2026.

In view of the above, and the projected deficit for 2026, which amounts to 119,628 million pesos, corresponding to 6.2% GDP, the annual external financing needs are projected at USD 13,096 million, as shown in Table 2. It is worth noting that these needs are higher than the needs reported in the June 2025 Medium-Term Fiscal Framework and in CONPES Document 4154, approved on July 23, 2025.

This increase is due to the need to secure the resources required to cover payments on external debt operations, the purpose of which is to reduce the interest burden. Likewise, this request is supported by the debt limits approved for the nation by the Congress of the Republic, as shown in Table 3.

Table 3. Available Foreign Borrowing Quota as of September 22, 2025

(Million USD)

Quotas / Appropriations	Amount
(A)Quota authorized by law 533, 1999	12,000
(B)Quota authorized by Law 781, 2002	16,500
(C)Quota authorized by Law 1366, 2009	4,500
(D)Quota authorized by Law 1624, 2013	10,000
(E)Quota authorized by Law 1771, 2015	13,000
(F)Quota authorized by Law 2073, 2020	14,000
(G)Quota authorized by Law 2382, 2024	17,607
(H)Quotas authorized (A)+(B)+(C)+(D)+€6(F)+)G)	87,607
(I)Allocations for Bonds	68,069
(J)Multilateral Appropriations, other	50,879
(K)Total: (I)+(J)	118,948
(L)Bond Amortization	24,152
(M)Multilateral Amortizations and other	17,683
(N)Total Amortizations (L) (M)	41,835
(O)Annulled due to unauthorized amounts	917
(P)Net Appropriation (K) (N) (O)	76,196
Quota available for National debt (H) + (P)	11,411

Source: Ministry of Finance

Note: (a) In accordance with the provisions of Article 6 of Decree 519 of 2020, amortizations that did not affect the domestic and external borrowing limits of Law 1771 of 2015 and previous laws related to this are excluded.

Now, regarding foreign debt, in recent years the Nation has worked on engaging in public credit operations with multilateral and bilateral organizations, development agencies, and governments, on obtaining loans from commercial banks, and on issuing, subscribing to, and placing public debt securities.

Additionally, given that financing needs have increased compared to previous years and considering that: (i) the credit lines available to the Nation from multilateral and bilateral organizations are limited; and (ii) there is high volatility and uncertainty in international capital markets, it is necessary to have sufficient flexibility to utilize the most favorable source of external financing for the nation, according to market conditions.

Thus, given the importance of having flexibility in the current international context to: (i) finance and/or pre-finance the needs for fiscal year 2026; (ii) achieve timely access to international markets; (iii) diversify investor base and financing sources; and (iv) fulfill the strategic objective of building liquid and efficient yield curves; the Nation requests the necessary authorizations.

4. MARKET CONTEXT

4.1 Global Macroeconomic Performance

The International Monetary Fund’s (IMF) July 2025 Growth Report projected 3.0% growth for the global economy (revised upward by 0.2 percentage points from the April projection); 1.5% for advanced economies and 4.1% for emerging economies by the end of 2025 (see Chart 1). Global growth forecasts were revised upward from the April 2025 report, driven by the acceleration of imports ahead of the US tariff increase scheduled to take effect in April 2025, lower effective tariff rates, more favorable financial conditions, and expansionary fiscal policies in some major economies. Global inflation is expected to continue declining. However, in the United States it is projected to remain above the target level (IMF, 2025).

Chart 1. IMF Changes in Global Growth Expectations

(Yearly GNP)

World Economy        Advances Economies        Developing Economies

Source: Ministry of Finance and Public Credit, IMF Information 2025

However, a spike in effective tariff rates could dampen economic growth. Persistent uncertainty threatens to weaken economic activity, especially as deadlines for implementing new tariffs pass without substantial and lasting agreements being reached. In turn, geopolitical tensions, particularly in the Middle East and Ukraine, could disrupt global supply chains and put upward pressure on commodity prices.

Increased fiscal deficits or heightened risk aversion could also raise long-term interest rates and tighten international financial conditions. Conversely, global growth could strengthen if trade negotiations reach a more predictable framework and lead to tariff reductions (IMF, 2025).

Under this scenario, Colombia must have the capacity to finance itself by having the necessary authorizations to anticipate a global economic slowdown and take advantage of market opportunities that may arise in the international capital markets in the current context.

4.2	United States

Although inflation in the United States has been moderate since 2023, it remains above the 2% target set by the FOMC.9 After the Consumer Price Index (CPI) reached its highest point in June 2022, at 9.1%, a figure not seen since 1981 and driven by: (i) an acceleration in retail food and energy prices; and (ii) a tight labor market; the most recent CPI figure was 2.7% for July 2025.

The housing index increase was the largest contributor to the monthly increase. This upward change was partially offset by a decrease in the communications and out-of-home housing indices (Bureau of Labor Statistics, 2025). On the other hand, US Treasury yields in the second half of 2023 reached their highest levels in more than a decade and remain high (see Chart 2).

Chart 2. US Treasury and Federal Reserve Rates

Source: Ministry of Finance, from Bloomberg 2025

4.2.1.Monetary Policy and Interest Rates

In response to sustained inflationary pressures and a strong labor market, the FOMC has adjusted its monetary policy since late 2021. Accordingly, it began reducing its monthly net asset purchases in November 2021 and accelerated those reductions in 2022. In 2023 and throughout 2024, the Fed10 continued the process of significantly decreasing its holdings. Since June 2024, the Fed has reduced its balance sheet by $297 billion, resulting in a total reduction of approximately $2 trillion in holdings since 2021.

[9]	FOMC – Federal Open Market Committee
[10]	FED = Federal Reserve

To ensure a smooth transition, in June 2024 the FOMC slowed the pace of its reduction of securities holdings and, since April 2025, decided to slow it even further. Since the beginning of this year, the Fed has reduced its holdings of Treasury and agency securities by approximately $180 billion. The FOMC has indicated its intention to maintain these holdings at levels consistent with the efficient and effective implementation of monetary policy under the ample reserves regime, and to halt reductions when reserve balances are slightly above the level it considers consistent with that regime (Fed, 2025a).

Additionally, after maintaining the federal funds rate near 0% since March 15, 2020, the date that marks the beginning of the COVID-19 pandemic; Starting in March 2022, the FOMC began raising the rate, which reached 4.50% in December 2022. Subsequently, in February, March, and May of 2023, the committee raised the rate again to 5.25%. In June 2023, the FOMC decided to keep the rate unchanged but indicated in advance that increases in the target range might be appropriate.

Consequently, in July 2023, the FOMC increased the rate by 25 basis points (bps) to 5.50%, as shown in Chart 3.

Chart 3. From September 2023 to July 2024, the FOMC kept the target range unchanged. In September and October 2024, the FOMC decided to reduce the rate by 50 bps, bringing it to 4.50%, and in December 2024, it decided to reduce the rate by 25 bps, placing it in a range of 4.25%–4.5%. During 2025, there have been no changes to the target range, and at its last meeting, the FOMC decided to keep the rate unchanged (Fed, 2025b).

On the other hand, it is important to mention that the results of the survey on 5- and 10-year Treasury yield forecasts conducted by Bloomberg among analysts in September 2025, estimates levels in the average to high range of 3.8% and 4.6% in the fourth quarter of 2025 for 5-year bonds (Chart 3); as well as 4.2% and 4.9% for 10-year bonds (see Chart 4).

Chart 3. 5-Year Forecast for United States Treasury Bonds

Source: Ministry of Finance, from Bloomberg 2025

Note (a): Forecast is average of replies from approximately 34 analysts.

Chart 4. Forecast for 10-Year United States Treasury Bonds

Source: Ministry of Finance, from Bloomberg 2025

Note (a): Forecast is average of replies from approximately 45 analysts.

Under this scenario, the Treasury yield curve could continue to experience upward pressure, causing the cost of financing for all agents, primarily sovereign and corporate issuers in emerging economies, to continue rising, as evidenced during 2022, 2023, 2024, and the first half of 2025.

Fiscal Policy

Assuming current tax and spending laws remain unchanged, the U.S. Congressional Budget Office (January 17, 2025) projects a federal budget deficit of $1.9 trillion in 2025, which is $33 billion higher than the deficit reported in 2024. Relative to the size of the economy, the 2025 deficit is projected to total 6.2% of GDP, lower than the 6.4% of 2024. Furthermore, a budget deficit of $1.7 trillion is projected for 2026, representing 5.5% of GDP.

According to the latest report from the Congressional Budget Office (January 17, 2025), federal spending for 2025 is projected at $7.0 trillion, representing 23.3% of 2025 GDP. For 2026, federal spending is estimated at $7.3 trillion, equivalent to 23.3% of 2026 GDP. Tax revenues are estimated at $5.2 trillion for 2025, representing 17.1% of 2025 GDP, and $5.6 trillion is projected for 2026, corresponding to 17.8% of 2026 GDP.

Furthermore, it is estimated that by 2025 the national debt will be close to $30 trillion, corresponding to 100% of GDP, which represents an increase compared to the previous year. 98% of GDP recorded in 2024. In 2026, the debt is projected to increase to 101.7% of GDP and reach 118.5% by the end of 2035, which constitutes the highest level of indebtedness in the history of the United States, and is expected to be even higher in the following two decades (United States Congressional Budget Office, 2025).

4.3	EURO ZONE

4.3.1 Money Policy and Interest Rates

Inflation in Europe stood at 2.1% in August 2025 (European Central Bank [ECB], 2025). This result was driven by higher prices for unprocessed foods and less downward pressure on energy costs. Meanwhile, the most closely watched measure of core inflation, which excludes volatile food and energy components, remained stable at 2.3%, above expectations of a decline to 2.2% (Koranyi, 2025).

On July 24, 2025, the ECB Governing Council decided to leave the three key interest rates unchanged.11 Thus, the interest rate on the main refinancing operations and the rates on the marginal lending facility and the deposit facility remain at 2.15%, 2.40%, and 2.00%, respectively (European Central Bank, 2025a).

As a result of the monetary policy easing decisions, Eurozone sovereign debt yields registered a sharp decline in the second half of 2024 and so far in 2025. From another perspective, and as evidenced in Chart 5, the behavior of the European Interbank Offered Rate (Euribor)12 and 10-year German bonds went from negative levels in 2022 to levels close to 2.10% and 2.66%, respectively.

Chart 5. Behavior of the 6M Euribor and the 10-year German Benchmark Bond

Source: Ministry of Finance, from Bloomberg 2025

On the other hand, the Asset Purchase Program and the Pandemic Emergency Purchase Program portfolio are decreasing at a measured and predictable pace, as principal payments from maturing securities are not being reinvested (European Central Bank, 2025a). Thus, the potential continuation of a stable monetary policy by the ECB and lower interest rates than those reached in 2023 and 2024 reinforces Colombia’s need for the necessary flexibility to finance its needs for the coming years, whether in USD, Euros, and other currencies.

4.3.2 Economic and Fiscal Policy

The Euro area’s economic growth outlook remains constrained by trade tensions and high global uncertainty. By 2025, these factors are expected to be partially offset by stronger-than-anticipated activity in the first quarter, partly due to earlier exports in anticipation of higher tariffs. In contrast, increased government spending on infrastructure and defense, primarily in Germany, should bolster domestic demand in the euro area from 2026 onwards. Overall, real GDP growth is expected to average 0.9% in 2025, 1.1% in 2026 (revised downward by 0.1 percentage points from the March projection), and 1.3% in 2027 (European Central Bank, 2025b).

[11]	Interest rate on main refinancing transactions, interest rates on marginal lending facility and deposit facility
[12]	Euribor = Euro Interbank Offered Rate

4.4	COLOMBIA

4.4.1 Macroeconomic Performance

After achieving a high growth rate of 7.3% in 2022, which doubled the global growth rate of 3.5% that same year and surpassed the expansion of Latin American and Caribbean countries (3.9%), according to the Central Bank of Colombia (2024a), GDP growth slowed in 2023, registering a growth rate of 0.6%. This growth showed a slight recovery in 2024, registering a growth rate of 1.7% compared to the previous year. The National Administrative Department of Statistics (DANE) reported that during the second quarter of 2025, GDP grew by 2.1% compared to the same period in 2024, driven by growth in the wholesale and retail trade, agriculture, livestock, hunting, forestry and fishing, and public administration and defense sectors (DANE, 2025a).

According to the Central Bank of Colombia (2025b), the recovery observed in 2024 was a consequence of: (i) a reduction in interest rates; (ii) a more favorable external environment, characterized by lower international interest rates, increased remittances from Colombians abroad, and export growth; (iii) a rising trend in domestic consumption, exceeding pre-pandemic levels; and iv) improved fixed investment in other buildings and structures, thanks to the progress of projects such as the Bogotá Metro and some 5G highways.

However, a 2.7% expansion is projected for 2025, linked to a more stable economic environment. This growth would be supported by strong domestic demand, reduced inflation, lower interest rates, and the recovery of key sectors such as manufacturing and civil works construction. Growth of 3.0% is forecast for 2026, driven by strong domestic demand and exports, and thanks to the convergence of inflation to its target range and a less contractionary monetary policy (Ministry of Finance and Public Credit, 2025b).

The labor market performed positively in 2024. According to DANE (2025b), the unemployment rate was 9.1% in December 2024, a decrease of 0.9% compared to the same month in 2023. In July 2025, the national unemployment rate was 8.8%, a decrease of 1.1 percentage points compared to the same month in 2024, when it was 9.9%. Similarly, the unemployment rate in the 13 cities and metropolitan areas was 8.4%, a decrease of 1.8 percentage points compared to the same month in 2024 (10.2%). Finally, the overall labor force participation rate was 64.2%, a decrease of 0.2 percentage points. compared to April 2024, when it stood at 64.0% (DANE, 2025b).

4.4.2 Monetary Policy

On December 19, 2023, the Board of Directors of the Central Bank of Colombia (2023a) decided to reduce the monetary policy interest rate by 25 basis points, bringing it to 13.0%; a figure that constitutes the first reduction after having remained unchanged since May 2023, when the Central Bank of Colombia raised it to its peak of 13.25% because inflation was still significantly above the target of 3.0% (Central Bank of Colombia, 2023b).

Meanwhile, the monetary policy interest rate decreased during 2024. In February 2024, the Board of Directors of the Central Bank of Colombia (Banco de la República) decided to reduce the interest rate again by 25 basis points (Banco de la República, 2024d); in March, it reduced it by 50 basis points (Banco de la República, 2024e); in October, it reduced it by an additional 50 basis points (Banco de la República, 2024b); and in December, it reduced it by another 25 basis points, bringing it to 9.50% (Banco de la República, 2024c). This downward trend has continued throughout 2025. On April 30, 2025, the Board of Directors of the Bank of the Republic unanimously decided to reduce the interest rate by 25 basis points, bringing it to 9.25% (Bank of the Republic, 2025g) (see Chart 6).

Chart 6. Monetary Policy Interest Rates

Source: Ministry of Finance, from Bando de la República 2025e

Finally, as can be seen in Chart 7, total inflation stood at 5.10% in August 2025, which was 1.02 percentage points lower than the total inflation reported in the same period of the previous year, when it reached 6.12%. This is mainly explained by the reduction in monthly variations in some spending categories, namely, housing, water, electricity, gas and other fuels, food and non-alcoholic beverages, restaurants and hotels, and transportation (DANE, 2025c).

Chart 7. Inflation

Source: Ministry of Finance, from Banco de la Republica 2025d

4.4.3 Fiscal Policy

The national government maintains an absolute commitment to the sustainability of public finances, in line with compliance with the Fiscal Rule. In 2020 and 2021, the parametric mechanism of the Fiscal Rule was suspended due to the COVID-19 pandemic and its effects. Starting in 2022, the calculation of operational goals was resumed under the new Fiscal Rule with a strengthened institutional framework.

In 2024, the central government closed the fiscal deficit at 6.7%, more than satisfactorily meeting the limit imposed by the fiscal rule. Meanwhile, the primary deficit registered a value of 2.4% of GDP, reflecting a deterioration of two percentage points compared to 2023. However, the fiscal deficit estimated for 2025 amounts to 7.1% of GDP, mainly explained by an increase in public spending due to greater resources allocated to debt service payments and the increase in mandatory transfers such as the General System of Participations and pensions, among other factors (Ministry of Finance and Public Credit, 2025b, June).

Furthermore, in 2024, the central government’s net debt was 59.3% of GDP, an increase of 5.9 percentage points. compared to the end of 2023, mainly in response to the depreciation of the nominal exchange rate, the government’s primary balance, and financial costs.13 By 2025, net debt is expected to be 61.3% of GDP, 2 percentage points higher than at the end of 2024 (Ministry of Finance and Public Credit, 2025b).

During the presentation of the Medium-Term Fiscal Framework in June 2025, the national government announced its decision to activate the escape clause of the fiscal rule, taking into account the structural pressure that the persistent growth of inflexible spending, mandated by the Constitution and the law without equivalent sources of financing, places on public finances. This decision protects the stability of key variables such as economic growth, employment, inflation, and the exchange rate, preventing an abrupt adjustment that would affect productive activity (Ministry of Finance and Public Credit, 2025b).

Activating the escape clause requires concrete commitments to return to the path of fiscal sustainability. These actions must begin in 2025 with the planning of the national budget for the 2026 fiscal year (Ministry of Finance and Public Credit, 2025b).

4.4.4 Risk Perception

During 2024, the perception of credit risk, as represented by the Emerging Markets Bond Index (EMBI+)14, increased, a trend that has continued into 2025. The EMBI+ remains above peers such as Brazil, the second country with the highest EMBI+ after Colombia among comparable emerging market, by 90 basis points. This follows the 2022 Colombian EMBI+ reaching levels not seen since 2009 and exceeding the global EMBI+, a situation that, as can be seen in Figure 8, had not occurred since 2004. Thus, the volatility exhibited in this indicator demonstrates that risk perception is highly sensitive to both local and external factors and is difficult to predict.

Chart 8 . EMBI+ Behavior

Source: Ministry of Finance, from Bloomberg (2025)

[13]	Understood as the difference between the implied interest rate and economic growth.
[14]	EMBI = Emerging Markets Bonds Index

4.4.5 Credit Rating

Due to the shock of the COVID-19 pandemic, which triggered Colombia’s first economic recession in over two decades, the nation suffered a deterioration in its public finances in 2020 as a result of increased spending and lower revenues. This affected the fiscal consolidation trajectory and led to an increase in debt to over 60% of GDP. Faced with this challenging scenario and the uncertainty surrounding the evolution of the COVID-19 pandemic, in the first half of 2021, two credit rating agencies revised Colombia’s rating from BBB- to BB+. In 2023, Colombia’s credit rating was reaffirmed by three rating agencies; however, in January and June of 2024, Standard & Poor’s Global Ratings (S&P) changed the outlook from stable to negative, respectively.

In March 2025, Fitch changed the outlook from stable to negative, and in June 2025, as a result of the fiscal risks facing the country, Colombia’s rating was lowered by Moody’s and S&P from Baa2 to Baa3 with a stable outlook and from BB+ to BB with a negative outlook, respectively, as shown in Table 4 below.

Table 4. Colombia’s Ratings

Agency	Long term Foreign currency	Long Term Local currency	Perspective	Date of change
S&P	BB	BB+	Negative	June 26, 2025
Fitch	BB+	BB+	Negative	March 6, 2025
Moody’s	Baa3	Baa3	Stable	June 26 2025

Source: Ministry of Finance (2025c)

4.4.6 Financing Levels

As shown in Chart 9 and Chart 10, financing rates experienced a considerable increase over the past year, not only due to the widening spread, but also due to the rise in Treasury rates. While they currently stand at rates of 5.62% for 5 years and 6.98% for 10 years, with spreads of 204 for 5 years and 290 for 10 years, in October 2023 they reached levels of 7.84% and 8.85%, with spreads of 297 and 385 for 10 and 30 years, respectively.

In this context, it is important to have the necessary authorizations to access new debt in a timely manner. Given this scenario, market opportunities are becoming increasingly shorter due to external factors such as benchmark interest rate movements, high international inflation, and global geopolitical crises resulting from the war between Russia and Ukraine, the conflict in the Gaza Strip, and tensions in the Middle East, among others.

Chart 9. Benchmark dollar bonds and spread over 5-year treasuries

Source: Ministry of Finance, from Bloomberg 2025

Chart 10. Benchmark dollar bonds and spread over 10-year treasuries.

Source: Ministry of Finance, from Bloomberg (2025)

4.4.7 Issuance Strategy

Over the past few years, the nation has met its strategic objective of building liquid and efficient yield curves by maintaining adequate amounts in benchmark bonds, as shown in Chart 11.

Chart 11. Evolution of the US dollar yield curve - 2023-2025

Average LIfe - Years

Source: Ministry of Finance, from Bloomberg (2025)

Note (a): The size of the spheres is associated with the existing amount of debt in each term.

Regarding USD yield curves, in recent years there has been a shift towards the creation of benchmarks for 5, 10, 12, and 30-year maturities. Similarly, there has been a focus on large-scale issuances that aim to ensure that, from the time of issuance, the bonds have the necessary liquidity to avoid trading frictions, with the goal of protecting their long-term performance efficiency.

On the other hand, the nation continues to explore diversifying its sources of financing in foreign currencies other than the USD. This is part of the policy of optimizing funding sources and takes into account market volatility over the past two years and the different monetary policy strategies of each region.

Thus, the Nation returned to the global EUR bond market on September 10, 2025, after almost 10 years since its last issuance in that currency. With this issuance, it diversified its external debt portfolio and reinforced the idea that, under the current international context and the needs projected for 2026, the government must have the flexibility to access different markets. Chart 12 shows the Nation’s Euro yield curve.

Chart 12. EUR yield curve, 2025

Average Life – Years

Source: Ministry of Finance, from Bloomberg (2025)

4.4.8.Thematic Bonds

Financial markets are increasingly reflecting the importance that sustainable development has for investors in their investment decisions. In recognition of this interest and the relationship between environmental, social and governance factors and the performance of instruments, the issuance of thematic bonds, mainly green, social and sustainable bonds, is increasing.

Since 2021, the country has participated in these markets through: (i) the adoption and publication of Colombia’s sovereign green bond framework (Ministry of Finance and Public Credit, n.d.) via Resolution 1687 of July 19, 202115; (ii) the publication of the first portfolio of eligible green projects or expenditures; (iii) the publication of an independent third-party opinion from Vigeo Eiris, part of Moody’s ESG Solutions; and (iv) the issuance of Treasury Bonds (TES) in the local market through five auctions of a bond maturing in 2031 (Table 5), making Colombia the second country in the region, after Chile, to issue sovereign green bonds and the first to do so in the local market. and (v) the adoption of the Framework of Reference for Green, Social and Sustainable Sovereign Bonds of Colombia (Ministry of Finance and Public Credit, through Resolution 2063 of 2022.16

[15]

Whereby the authorizations granted to the national government to carry out external and internal public credit transactions and transactions assimilated to the foregoing are extended, as well as to guarantee payment obligations of other entities, and other provisions are issued.

[16]

Therefore, the “Colombia sovereign social and sustainable green bond framework” is adopted for the issuance of green, social or sustainable bonds on behalf of the nation in the local market and/or in international capital markets.

Table 5. Green TES Auction

Criteria	Relevant Information
Placement date	29 Sep 21	27 Oct 21	29 Jun 22	14 Dec 23	04 Dec 24
Issuance	26 Mar 21
Maturity	26 Mar 31
Coupon %					7.00
Term (Years)					10
Rate %	7.560	7.880	11.550	10.059	10.700
Cash (COP Millions)	835,525(a)	650,000	500,000	975,000	927,245
Placed (million Pesos)	836.619	660,710	644,895	1,086,944	1,048,801
Bid to Cover (b)	4.6	1.5	1	3.7	0.9
Greenium (c) pbs	7	11	-11	9	-3.5

Source: Ministry of Finance, 2025

Note:(a): Includes the non-competitive placement carried out on October 8, 2021. (b) Number of times the security is demanded during the auction, relative to the announced amount. (c) Basis above the market closing rate of the conventional TES 2031.

Finally, on November 7, 2023, the nation launched an operation in the international capital markets, issuing a new 12-year social bond for USD 1.25 billion and a 30-year bond for USD 1.25 billion. This transaction, totaling USD 2.5 billion, became the first social financing operation through global bonds, aimed at achieving the Sustainable Development Goals. Subsequently, on April 3, 2024, the nation reopened the 12-year social bond for USD 650 million and the 30-year social bond for USD 650 million, for a total of USD 1.3 billion (see Table 6). These operations are supported by the 2022, 2023 and 2024 social portfolios, which received a favorable opinion from an independent third party17.

Table 6. Issuance of Social Bonds

Placement date	2035	2053	BG 2035 Reopening	BG2053 Reopening
Transaction Date	7 Nov 23	7 Nov 23	3 Apr 24	3 Apr 24
Maturity	14 Nov 35	14 Nov 35	14 Nov 35	14 Nov 35
Coupon %	8.000	8.750	8.000	8.750
Term (Years)	12	30	12	30
Rate %	8.300	8.860	7.550	8.150
Nominal Value USD	1,250	1,250	650	650
Bid to cover		5.1		7.8

Source: Ministry of Finance, 2025

Note (a): number of times the reference to the announced amount is requested during the issuance.

[17]	SPO = Second Party Opinion

4.4.9. Other Financing Sources

Given the current international context of high volatility and uncertainty in the markets, and pursuant to Decree 1068 of 2015, the nation is evaluating the execution of various public credit operations. Pursuant to Decree 1068 of 2015, these are understood as:

Transactions aim to provide the state entity with resources, goods, or services with payment terms, as well as those through which the state entity acts as a joint debtor or provides guarantees on monetary obligations with payment terms. These operations include, among others, the contracting of loans (syndical loans, syndicated loans with guarantees), the issuance, subscription, and placement of public debt securities (guaranteed bonds), supplier financing, and the granting of guarantees for monetary payment obligations with payment terms (Decree 1068, 2018; Art. 2.2.1.1.1).

OBJECTIVES

In the context described in the previous sections, especially in 3. Justification: Financing Needs and 4. Market Context, this document sets forth the following objectives:

1.

To ensure that the Nation receives authorization to finance its external needs through public credit operations well in advance, in order to provide sufficient flexibility to carry out financing and/or pre-financing operations that will provide the nation with the necessary cash resources.

2.	To have sufficient flexibility to utilize the most favorable external financing source for the nation, according to market conditions.

3.	To diversify investor base through access to different financing sources in foreign markets.

4.

To access international capital markets in a timely and sufficient manner and continue fulfilling the government’s strategic objective of building liquid and efficient yield curves by financing and/or pre-financing national budget needs

RECOMMENDATIONS

The Ministry of Finance and Public Credit and the National Planning Department recommend the National Council for Economic and Social Policy (CONPES) to:

1.

Issue a favorable opinion for the nation to carry out foreign public credit transactions, such as transactions in international capital markets or foreign loans through commercial banks, to finance and/or pre-finance budgetary allocations for 2026, for up to USD 4,000 million, or its equivalent in other currencies.

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Departamento Administrativo Nacional de Estadística. (2025b, August 29). Principales indicadores del mercado laboral, julio de 2025. Available on https://www.dane.gov.co/files/operaciones/GEIH/bol-GEIH-jul2025.pdf

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Koranyi, B. (2 Sep 2025). Euro zone inflation edges up in August, pointing to steady ECB rates for now. Available on https://www.reuters.com/markets/europe/euro-zoneinflation-edges-up-august-pointing-steady-ecb-rates-now-2025-09-02/

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Exhibit B

[Coat of Arms]

Ministry of Finance and Public Credit

THE UNDERSIGNED TECHNICAL SECRETARY,

OF THE PUBLIC CREDIT INTERPARLIAMENTARY COMMISSION

ATTESTS:

That on the October 28, 2025 Session, continued through sessions on Nov. 4, 2025 and November 7, 2025, the Public Credit Interparliamentary Commission issued a Single Favorable Opinion to the Nation – the Ministry of Finance and Public Credit — to carry out Foreign Public Debt transactions for up to 4.3 Billion Euros, or its equivalent in other currencies, to prefinance and/or finance budgetary allocations for Fiscal Years 2025 and 2026.

Sincerely,

[Digitally Signed by:]

LADY NATHALIE GOMEZ ACOSTA

Date: 11/07/2025

12:05:46-05’00’

LADY NATHALIE GOMEZ ACOSTA

TECHNICAL SECRETARY

Bogotá, D.C., November 7, 2025

Ministry of Finance and Public Credit

Address: Carrera 8 No. 6 C 39 Bogota D.C. Colombia

Switchboard (57) 601 381 1700

Free: (57) 01 8000 910071

Exhibit C

RESOLUTION No. 2922 of NOV 14, 2025

Whereby the Nation is authorized to issue, subscribe and place foreign public debt securities, including thematic bonds, in the international capital markets, for up to FOUR BILLION THREE MILLION EUROS (EUR 4,300,000,000), or its equivalent in another currency; and to carry out a foreign public debt management operation up to the sum of TEN BILLION NINE HUNDRED MILLION US DOLLARS (USD 10,900,000,000) or its equivalent in other currencies; and other provisions are decreed.

THE MINISTRY OF FINANCE AND PUBLIC CREDIT

Exercising its statutory powers, particularly the powers conferred by

Article 2.2.1.3.2. and Article 2.2.1.4.3 of Decree 1068, 2015,

WHEREAS:

Article 2.2.1.1.1, Decree 1068 of 2015, defines public credit transactions as transactions that aim to provide a state entity with resources, goods or services with a term for their payment, which include, among others, the issuance, subscription and placement of public debt securities;

Article 2.2.1.3.1, Paragraph 1, Decree 1068 of 2015 provides that “Public debt securities are bonds and other securities with a credit content issued by State entities within the framework of public credit transactions, with a term for their redemption”;

Article 2.2.1.3.2., Decree 1068 of 2015 states that “The issuance and placement of public debt securities, including thematic bonds, on behalf of the Nation require an authorization given by a Resolution by the Ministry of Finance and Public Credit. The authorization may be given once a favorable opinion has been received from the National Council for Economic and Social Policy - CONPES, and from the Interparliamentary Commission on Public Credit if the foreign public debt security has a maturity date longer than One (1) year;

Through Article 1 of Resolution 2063 of August 4, 2022, the Ministry of Finance and Public Credit adopted a “Colombia’s Reference Framework for Green, Social and Sustainable Sovereign Bonds” for the issuance of green, social, and sustainable bonds on behalf of the Nation in the local market and/or in the international capital markets, (…)”; Article 24 of Law

RESOLUTION No. 2922  NOV. 14, 2025

(Cont.) “Whereby the Nation is authorized to issue, subscribe and place foreign public debt securities, including thematic bonds, in the international capital markets, for up to FOUR BILLION THREE MILLION EUROS (EUR 4,300,000,000), or its equivalent in another currency; and to carry out a foreign public debt management operation up to the sum of TEN BILLION NINE HUNDRED MILLION US DOLLARS (US$ 10,900,000,000) or its equivalent in other currencies; and other provisions are decreed.”

185 of 1995 establishes that, for all the purposes of Article 41, Subsection 5, Paragraph 2 of Law 80 of 1993, the Interparliamentary Commission on Public Credit will issue a preliminary opinion to allow the pertinent procedures for Public Credit transactions and a definitive opinion to enable its execution in each particular case. The transactions related to the issuance, subscription and placement of bonds and securities are excepted from the above, for which the Interparliamentary Commission on Public Credit will issue its opinion only once;

According to CONPES document 4154 of July 23, 2025, the National Council for Economic and Social Policy (CONPES) issued “(…) a favorable opinion for the Nation to engage in foreign public credit transactions to finance and/or pre-finance budget appropriations for fiscal years 2025 and 2026, up to USD 10.1 billion, or its equivalent in other currencies, distributed as follows: USD 7.6 billion in international capital markets and USD 2.5 billion in external loans through commercial banks;

According to CONPES document 4163 of October 14, 2025, the National Council for Economic and Social Policy (CONPES) issued “(…) a favorable opinion for the nation to engage in foreign public credit transactions, such as operations in international capital markets. and/or external loans through commercial banks to finance and/or pre-finance budget appropriations for the 2026 fiscal year, up to USD 4 billion, or its equivalent in other currencies.”;

According to the certification issued on November 7, 2025 by the Technical Secretariat of the Interparliamentary Commission on Public Credit, “(…) in the session held on October 28, 2025, continued on November 4 and 7, 2025, the Interparliamentary Commission on Public Credit issued a Single Opinion Favorable to the Nation – Ministry of Finance and Public Credit to carry out operations related to external public credit, under the modality of external bonds, up to EUR 4.3 billion or its equivalent in other currencies, to finance and/or pre-finance budget appropriations for the fiscal years 2025 and 2026.”);

RESOLUTION No. 2922  NOV. 14, 2025

(Cont.) “Whereby the Nation is authorized to issue, subscribe and place foreign public debt securities, including thematic bonds, in the international capital markets, for up to FOUR BILLION THREE MILLION EUROS (EUR 4,300,000,000), or its equivalent in another currency; and to carry out a foreign public debt management operation up to the sum of TEN BILLION NINE HUNDRED MILLION US DOLLARS (US$ 10,900,000,000) or its equivalent in other currencies; and other provisions are decreed.”

Based on the memorandum under File No. 3-2025-019891 of November 11, 2025, the Director General of Public Credit and National Treasury certifies that “(…) 1. By virtue of the favorable opinion issued to the Nation by the National Council for Economic and Social Policy -CONPES- through document No. 4154 of July 23, 2025 (...), the Nation has an available and unused amount of THREE BILLION SIX HUNDRED NINETEEN MILLION SEVEN HUNDRED FOUR THOUSAND THREE HUNDRED TWENTY-ONE United States Dollars (USD 3,619,704,321) or its equivalent in other currencies, to finance and/or pre-finance budget appropriations for fiscal years 2025 and 2026. 2. By virtue of the Based on the favorable opinion issued to the Nation by the National Council for Economic and Social Policy (CONPES) through document No. 4163 of October 14, 2025, the Nation has not issued any external bonds in international capital markets, and therefore has an available and unused amount of FOUR BILLION United States Dollars (USD 4,000,000,000) or its equivalent in other currencies, to finance and/or pre-finance budget appropriations for fiscal year 2026. 3. By virtue of the favorable opinion issued to the Nation by the Interparliamentary Commission on Public Credit in the session held on October 28, 2025, and continued on November 4 and 7, 2025, the Nation has not issued any external bonds in international capital markets, and therefore It has an available and unused amount of FOUR BILLION THREE HUNDRED MILLION Euros (EUR 4,300,000,000) or its equivalent in other currencies, to finance and/or pre-finance budget appropriations for the fiscal years 2025 and 2026. (…)”;

Through External Resolution No. 17 of 2015 and External Regulatory Circular DODM-145 of October 30, 2015, the Board of Directors of the Central Bank of Colombia and the Central Bank of Colombia, respectively, established the financial conditions for the issuance and placement of securities and for the external borrowing operations of the Nation, territorial entities, and their decentralized agencies;

In accordance with the First Paragraph of Article 2.2.1.1.2, Decree 1068 of 2015, “Transactions inherent to the management of public debt are transactions that do not increase the State’s net indebtedness and contribute to improving the debt profile in terms of maturity, interest rate, exposure to foreign currency, among others.” These transactions, insofar as they are not new or additional financing, do not affect the debt ceiling.

RESOLUTION No. 2922  NOV. 14, 2025

(Cont.) “Whereby the Nation is authorized to issue, subscribe and place foreign public debt securities, including thematic bonds, in the international capital markets, for up to FOUR BILLION THREE MILLION EUROS (EUR 4,300,000,000), or its equivalent in another currency; and to carry out a foreign public debt management operation up to the sum of TEN BILLION NINE HUNDRED MILLION US DOLLARS (US$ 10,900,000,000) or its equivalent in other currencies; and other provisions are decreed.”

Article 2.2.1.4.3 of Decree 1068 of 2015 establishes that “The execution of transactions to manage the Nation’s foreign debt shall require an authorization granted by a resolution of the Ministry of Finance and Public Credit. The authorization may be granted provided that the financial convenience and justification of the transaction and its effects on the debt profile are demonstrated.”

The Nation plans to carry out a foreign public debt management transaction consisting of the replacement and/or repurchase of foreign public debt securities, conditioned upon the issuance of foreign public debt securities that the Nation intends to carry out based on the authorization provided for in this Resolution, and/or with the cash resulting from treasury transaction in foreign currency;

The Nation’s foreign public debt securities repurchased under the transaction authorized by this Resolution may be part of a portfolio established pursuant to Resolution 1859 of July 25, 2025, of the Directorate General of Public Credit and National Treasury;

Based on Memorandum under File No. 3-2025-019891 dated November 11, 2025, the Director General of Public Credit and National Treasury reported that the securities on which the debt management transaction will be executed are the following:

Bond(1)	Currency	Due	Coupon	Valid Amount (EUR/USD)
2026 Global Bond	EUR	22 Mar 26	3.875%	EUR 634,893,000
2027 TES Global	COP	28 Jun 27	9,850%	USD 505,512,1272)
2027 Global Bond	USD	25 Apr 27	3.875%	USD 1,740,144,000
2029 Global Bond	USD	15 Mar 29	4.500%	USD 2,000,000,000
2030 Global Bond	USD	30 Jan 30	3.000%	USD1,542,968,000
2030 Global Bond	USD	25 Apr 30	7.375%	USD 1,900,000,000
2031 Global Bond	USD	15 Apr 31	3.125%	USD2,539,952,000
2032 Global Bond	USD	22 Apr 32	3.250%	USD2,000,000,000
2033 Global Bond	USD	28 Jan 33	10.375%	USD340,411,000
2033 Global Bond	USD	20 Apr 33	8.000%	USD1,624,241,000
2034 Global Bond	USD	2 Feb 34	7.500%	USD2,200,000,000
2035 Global Bond	USD	25 Apr 35	8.500%	USD1,900,000,000

RESOLUTION No. 2922  NOV. 14, 2025

(Cont.) “Whereby the Nation is authorized to issue, subscribe and place foreign public debt securities, including thematic bonds, in the international capital markets, for up to FOUR BILLION THREE MILLION EUROS (EUR 4,300,000,000), or its equivalent in another currency; and to carry out a foreign public debt management operation up to the sum of TEN BILLION NINE HUNDRED MILLION US DOLLARS (US$ 10,900,000,000) or its equivalent in other currencies; and other provisions are decreed.”

Bond(1)	Currency	Due	Coupon	Valid Amount (EUR/USD)
2035 Global Bond	USD	14 Nov 35	8.000%	USD 1,900,000,000
2036 Global Bond	USD	7 Nov 36	7.750%	USD 2,000,000,000
2037 Global Bond	USD	18 Sep 37	7.375%	USD1,818,400,000
2041 Global Bond	USD	18 Jan 41	6.125%	USD2,500,000,000
2042 Global Bond	USD	22 Feb 42	4.125%	USD514,546,000
2044 Global Bond	USD	26 Feb 44	5.625%	USD2,500,000,000
2045 Global Bond	USD	15 Jun 45	5.000%	USD3,670,948,000
2049 Global Bond	USD	15 May 49	5.200%	USD2,168,483,000
2051 Global Bond	USD	15 May 51	4.125%	USD1,035,726,000
2053 Global Bond	USD	14 Nov 53	8.750%	USD1,900,000,000
2054 Global Bond	USD	07 Nov 54	8.375%	USD1,640,000,000
2061 Global Bond	USD	15 Feb 61	3.875%	USD751,835,000

Note: (1) The selected bonds may vary depending on market conditions. (2) The current nominal amount in pesos is COP 1,924,515,000,000 and its equivalent in Dollars was calculated according to the November 7, 2025 exchange rate (COP/USD = Ps.3,807.06 / U.S.$1.00) for indicative purposes.

By means of memorandum under File No. 3-2025-019842 dated November 10, 2025, the Nation’s Sub-Directorate of Foreign Financing, General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit requested an opinion by the Risk Sub-Directorate regarding the advisability and financial justification for the debt management transaction mentioned in the preceding paragraph and the effects it would have on the debt profile, in accordance with Articles 2.2.1.1.2 and 2.2.1.4.3 of Decree 1068 of 2015;

Through memorandum under File No. 3-2025-019858 of November 10, 2025 and scope under File No. 3-2025-019884 of November 10, the Risk Sub-Directorate of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit stated “The two conditions for a Debt Management Transaction are met in light of Decree 1068 of 2015, amended by Decree 1575 of 2022, namely, not to increase net indebtedness and improve the debt profile. (...) The Risk Sub-Directorate does not object to the Debt Management Transaction proposed by the Foreign Financing Sub-Directorate, given that, as shown in the submitted financial and technical justification, in accordance with Article 2.2.1.4.2 of Decree 1068 of 2015, modified by Decree 1575 of 2022, the transaction does not increase net indebtedness and contributes to improve the debt profile in terms of maturity concentrations and average life. (...)”;

RESOLUTION No. 2922  NOV. 14, 2025

(Cont.) “Whereby the Nation is authorized to issue, subscribe and place foreign public debt securities, including thematic bonds, in the international capital markets, for up to FOUR BILLION THREE MILLION EUROS (EUR 4,300,000,000), or its equivalent in another currency; and to carry out a foreign public debt management operation up to the sum of TEN BILLION NINE HUNDRED MILLION US DOLLARS (US$ 10,900,000,000) or its equivalent in other currencies; and other provisions are decreed.”

DECISION

Article 1. Authorization. The Nation is authorized to issue, subscribe and place external public debt securities, including thematic bonds, in the international capital markets up to FOUR THOUSAND THREE HUNDRED MILLION EUROS (EUR 4,300,000,000) or its equivalent in other currencies, for the purpose of financing 2025 budget allocations and/or pre-financing for the 2026 period, and to carry out a foreign public debt management operation for the sum of TEN THOUSAND NINE HUNDRED MILLION DOLLARS (USD l0,900,000,000) of the United States of America or its equivalent in other currencies, consisting of the substitution and/or repurchase of the Nation’s following external public debt securities:

Bond(1)	Currency	Due	Coupon	Valid Amount (EUR/USD)
2026 Global Bond	EUR	22 Mar 26	3.875%	EUR 634,893,000
2027 TES Global	COP	28 Jun 27	9,850%	USD 505,512,127(2)
2027 Global Bond	USD	25 Apr 27	3.875%	USD 1,740,144,000
2029 Global Bond	USD	15 Mar 29	4.500%	USD 2,000,000,000
2030 Global Bond	USD	30 Jan 30	3.000%	USD1,542,968,000
2030 Global Bond	USD	25 Apr 30	7.375%	USD 1,900,000,000
2031 Global Bond	USD	15 Apr 31	3.125%	USD2,539,952,000
2032 Global Bond	USD	22 Apr 32	3.250%	USD2,000,000,000
2033 Global Bond	USD	28 Jan 33	10.375%	USD340,411,000
2033 Global Bond	USD	20 Apr 33	8.000%	USD1,624,241,000
2034 Global Bond	USD	2 Feb 34	7.500%	USD2,200,000,000
2035 Global Bond	USD	25 Apr 35	8.500%	USD1,900,000,000
2035 Global Bond	USD	14 Nov 35	8.000%	USD 1,900,000,000
2036 Global Bond	USD	7 Nov 36	7.750%	USD 2,000,000,000
2037 Global Bond	USD	18 Sep 37	7.375%	USD1,818,400,000

RESOLUTION No. 2922  NOV. 14, 2025

(Cont.) “Whereby the Nation is authorized to issue, subscribe and place foreign public debt securities, including thematic bonds, in the international capital markets, for up to FOUR BILLION THREE MILLION EUROS (EUR 4,300,000,000), or its equivalent in another currency; and to carry out a foreign public debt management operation up to the sum of TEN BILLION NINE HUNDRED MILLION US DOLLARS (US$ 10,900,000,000) or its equivalent in other currencies; and other provisions are decreed.”

Bond(1)	Currency	Due	Coupon	Valid Amount (EUR/USD)
2041 Global Bond	USD	18 Jan 41	6.125%	USD2,500,000,000
2042 Global Bond	USD	22 Feb 42	4.125%	USD514,546,000
2044 Global Bond	USD	26 Feb 44	5.625%	USD2,500,000,000
2045 Global Bond	USD	15 Jun 45	5.000%	USD3,670,948,000
2049 Global Bond	USD	15 May 49	5.200%	USD2,168,483,000
2051 Global Bond	USD	15 May 51	4.125%	USD1,035,726,000
2053 Global Bond	USD	14 Nov 53	8.750%	USD1,900,000,000
2054 Global Bond	USD	07 Nov 54	8.375%	USD1,640,000,000
2061 Global Bond	USD	15 Feb 61	3.875%	USD751,835,000

Note: (1) The selected bonds may vary depending on market conditions. (2) The current nominal amount in pesos is COP 1,924,515,000,000 and its equivalent in Dollars was calculated according to the November 7, 2025 exchange rate (COP/USD = Ps.3,807.06 / U.S.$1.00) for indicative purposes.

Paragraph. In the event that foreign public debt thematic securities were issued pursuant to the provisions of this Article, the Nation shall comply with the provisions of the Reference Framework for Colombian Green, Social and Sustainable Sovereign Bonds, adopted by Article 1, Resolution 2063 of 2022.

Article 2. Financial Conditions. Foreign public debt securities to be issued, including thematic bonds, that are dealt with in the previous Article shall be subject to the financial conditions set forth in the regulations issued by the Board of Directors of the Banco de la República, or by Banco de la República, in compliance with guidelines issued by the latter.

Article 3. Other Terms and Conditions. The other terms, conditions and characteristics of the issuance being authorized by this Resolution shall be determined by the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit, based on the following:

Redemption term:	Greater than two (2) years, depending on market access

Interest rate:	Fixed or Variable

Other expenses and commissions:	As established by the market

RESOLUTION No. 2922  NOV. 14, 2025

(Cont.) “Whereby the Nation is authorized to issue, subscribe and place foreign public debt securities, including thematic bonds, in the international capital markets, for up to FOUR BILLION THREE MILLION EUROS (EUR 4,300,000,000), or its equivalent in another currency; and to carry out a foreign public debt management operation up to the sum of TEN BILLION NINE HUNDRED MILLION US DOLLARS (US$ 10,900,000,000) or its equivalent in other currencies; and other provisions are decreed.”

Article 4. Authorization for Related Transactions. The Nation is authorized to carry out all related transactions described in Article 1 herein.

Article 5. Taxes. In accordance with the provisions in Article 7, Law 488 of 1998, payment of principal, interests, commissions and other payments related to foreign public credit transactions shall be exempt of any national tax, duty, contribution or levy when made to persons who are not resident in this country.

Article 6. Other Rules. The Nation – Ministry of Finance and Public Credit – shall comply with any other applicable rule, particularly External Resolution No. 1 of 2018 of the Board of Directors of Banco de la República, and other amending regulations.

Article 7. Validity. The present Resolution shall be valid from the date of publication in the Official Journal. This requirement is understood to have been met by instruction given by the Director General of Public Credit and National Treasury, Ministry of Finance and Public Credit, as provided by Article 18, Law 185 of 1995.

LET IT BE PUBLISHED, NOTIFIED AND EXECUTED

Bogota D.C., NOV 14, 2025

[Signed]

GERMÁN ÁVILA PLAZAS

Minister of Finance and Public Credit

APPROVED BY:  Javier Cuéllar/Marcela Martínez/Nathalie Gomez

DRAFTED BY: Ingrid Pérez/Juanita Benavides/Diego Figueroa Falla

DEPARTMENT:  Sub-Directorate, External Financing/Legal Matters Group